BELL, BOYD & LLOYD LLC
Three First National Plaza
70 West Madison Street
Suite 3300
Chicago, Illinois 60602-4207


                                October 17, 2001


VIA EDGAR
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sirs:

Pursuant to Rule 477(a) under the Securities Act of 1933, we hereby request the withdrawal of the post-effective filings on Form N-2 set forth below because those filings were made using an incorrect EDGAR submission header:

Nuveen Maryland Dividend Advantage Municipal Fund 2
---------------------------------------------------
Post-Effective Amendment Number 1
811-10349
333-58716
CIK-0001137885
Filed on September 26, 2001
Accession Number - 0000950131-01-503549

Nuveen California Dividend Advantage Municipal Fund 3
-----------------------------------------------------
Post-Effective Amendment Number 1
811-10347
333-58712
CIK-0001137888
Filed on September 26, 2001
Accession Number - 0000950131-01-503547

Nuveen Dividend Advantage Municipal Fund 3
------------------------------------------
Post-Effective Amendment Number 1
811-10345
333-58708
CIK-0001137887
Filed on September 26, 2001
Accession Number - 0000950131-01-503548

If you have any questions, please do not hesitate to contact me at
(312) 807-4255.

                                       Very truly yours,
                                       /s/ Stacy H. Winick
                                       Stacy H. Winick

Copies to N. Dalmaso
          H. Chung